EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

         We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of P.D.C. Innovative Industries, Inc. of our report dated May 9, 2003 (except for Note 16 as to which the date is May 27, 2003) on Form 10-KSB/A, on the consolidated financial statements of P.D.C. Innovative Industries, Inc. and Subsidiary (a development stage company) for the year ended December 31, 2002 and from September 7, 1994 (inception) to December 31, 2002.

         Our report dated May 9, 2003 (except for Note 16 as to which the date is May 27, 2003) contains an explanatory paragraph that states that the Company has operating losses, an accumulated deficit during development stage, cash used in operations, has a working capital deficiency, stockholders' deficiency and is a development stage company with no revenues which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ Salberg & Company, P.A.
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SALBERG & COMPANY, P.A.
Boca Raton, Florida
June 20, 2003